Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-124601 on Form S-3 and in Registration Statement Nos. 333-141916, 333-167181, 333-163667 and 333-196330 on Form S-8 of KapStone Paper and Packaging Corporation of our report dated February 24, 2015, relating to the financial statements of Victory Packaging, L.P. as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, appearing in this Current Report on Form 8-K/A of KapStone Paper and Packaging Corporation dated August 6, 2015.

/s/ WEINSTEIN SPIRA & COMPANY, P.C.

Houston, Texas
August 6, 2015